Exhibit 99.(q)

Sentinel Group Funds, Inc.

Power of Attorney

March 30, 2016

The undersigned directors of Sentinel Group Funds, Inc. each hereby authorize Mehran Assadi, Thomas H. Brownell and Lisa Muller, or any of them, as attorney-in-fact, to sign on his or her behalf any amendments to the Registration Statement on Form N-1A (File No. 2-10685) filed for Sentinel Group Funds, Inc. for or on behalf of Sentinel Group Funds, Inc. or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

/s/ Gary Dunton	/s/ Mehran Assadi	/s/ Deborah G. Miller
Gary Dunton	Mehran Assadi	Deborah G. Miller

/s/ John Pelletier	/s/ John Raisian	/s/ Richard H. Showalter
John Pelletier	John Raisian	Richard H. Showalter

/s/ Thomas H. Brownell	/s/ Angela E. Vallot
Thomas H. Brownell	Angela E. Vallot